    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 2000


                                                      REGISTRATION NO. 333-91747
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                ANTIGENICS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2836                            06-1562417
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              GARO H. ARMEN, PH.D.
                            CHIEF EXECUTIVE OFFICER
                                ANTIGENICS INC.
                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               MICHAEL LYTTON, ESQ.                               DANIELLE CARBONE, ESQ.
                PAUL KINSELLA, ESQ.                                 SHEARMAN & STERLING
                PALMER & DODGE LLP                                 599 LEXINGTON AVENUE
                 ONE BEACON STREET                               NEW YORK, NEW YORK 10022
            BOSTON, MASSACHUSETTS 02108                               (212) 848-4000
                  (617) 573-0100

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


                                EXPLANATORY NOTE



The sole purpose of this amendment is to re-file Exhibits 10.8, 10.9, 10.10,
10.12 and 10.14 without redaction of certain language for which we no longer seek confidential treatment.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                 AMOUNT
                                                                 TO BE
                                                                  PAID
                                                                --------
Registration fee............................................    $ 14,573
NASD filing fee.............................................       6,020
Nasdaq National Market listing fee..........................      95,000
Printing and engraving......................................     150,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     250,000
Transfer Agent fees.........................................       3,500
Miscellaneous...............................................      30,907
                                                                --------
          Total.............................................    $850,000
                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Article V of Antigenics' By-laws provides that Antigenics shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Antigenics, or is or was serving, or has agreed to serve, at the request of Antigenics, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprises. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

Section 145(g) of the Delaware General Corporation Law and Article V of By-laws of Antigenics provide that the company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Antigenics has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring Antigenics against certain of its obligations to indemnify its directors and officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to the Delaware General Corporation Law, Section 7 of Article FIFTH of the Certificate of Incorporation of Antigenics eliminates a director's personal liability for monetary damages to Antigenics and its shareholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to Antigenics or its shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

We have sold and issued the following securities in the previous three years.

In 1996, we completed a private placement offering of equity interests in Antigenics L.L.C. equal to 10.6% of the total post-offering equity interests in the L.L.C. for an aggregate sale price of $10,600,000.

In January 1999, we completed a private placement offering of equity interests in Antigenics L.L.C. equal to 13.8% of the total post-offering equity interests in the L.L.C. for an aggregate sales price of $27,572,000.

In November 1999, we completed a private placement offering of (i) equity interests in Antigenics L.L.C. equal to 13.56% of the total post-offering equity interests in the L.L.C. and (ii) warrants to purchase equity interests in the L.L.C. equal to 1.36% of the total post-offering equity interests in the L.L.C. The equity interests and warrants were sold for an aggregate of approximately $39,200,000.

All of the above sales of L.L.C. equity interests were made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering.

The registrant has from time to time granted options to purchase equity interests in Antigenics L.L.C. As of December 31, 1999, following the company's reorganization into a corporation, the registrant will have options with a weighted average exercise price of $5.89 per share that are, in the aggregate, exercisable for 8.2% of the total common stock of the registrant, assuming all of these options are exercised. The options were issued in reliance upon exemptions from registration pursuant to either Section 4(2) of the Securities Act of 1933, as amended, or Rule 701 promulgated under the Securities Act of 1933, as amended.

Concurrently with the closing of this offering, the registrant will merge with Antigenics, L.L.C. Members of the L.L.C. will receive shares of the registrant's common stock in exchange for their equity interests at a rate of 172.0336 shares per percentage equity interest, for an aggregate of approximately 20,715,942 shares of common stock. The issuance of the registrant's common stock upon contribution of the equity interests in the L.L.C. will be made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder as a transaction not involving a public offering.

The registrant retained two placement agents in connection with the November 1999 private placement who received aggregate compensation of $217,769 in cash and will receive $76,298 in members' equity for their services. There were no underwriters employed in connection with any of the other transactions set forth in Item 15.

For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in the form of prospectus included herein.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

     See the Exhibit Index, which is incorporated herein by reference.

     (b)  Financial Statement Schedules

     None.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Woburn, Commonwealth of Massachusetts, as of February 3, 2000.


                                          ANTIGENICS INC.

                                          By: /s/ GARO ARMEN
                                            ------------------------------------
                                              Garo H. Armen
                                              Chief Executive Officer and
                                              Chairman of
                                              the Board of Directors

                               POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.


SIGNATURE                                                        TITLE                       DATE
---------                                                        -----                       ----
*                                                    Chief Executive Officer and       February 3, 2000
---------------------------------------------------    Chairman of the Board of
Garo Armen, Ph.D.                                      Directors (Principal
                                                       Executive Officer and
                                                       Principal Financial and
                                                       Accounting Officer)

*                                                    Director                          February 3, 2000
---------------------------------------------------
Pramod Srivastava, Ph.D.

*                                                    Director                          February 3, 2000
---------------------------------------------------
Noubar Afeyan, Ph.D.

*                                                    Director                          February 3, 2000
---------------------------------------------------
Edward Brodsky

*                                                    Director                          February 3, 2000
---------------------------------------------------
Gamil de Chadarevian

*                                                    Director                          February 3, 2000
---------------------------------------------------
Tom Dechaene

*                                                    Director                          February 3, 2000
---------------------------------------------------
Donald Panoz

*                                                    Director                          February 3, 2000
---------------------------------------------------
Martin Taylor

*By: /s/ GARO ARMEN
---------------------------------------------------
     As Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  1.1     Form of Underwriting Agreement. Previously filed.
  3.1     Certificate of Incorporation of Antigenics Inc. Previously
          filed.
  3.2     By-laws of Antigenics Inc. Previously filed.
  4.1     Form of Common Stock Certificate. Previously filed.
  4.2     Form of Warrant to purchase Common Stock, together with a
          list of holders. Previously filed.
  4.3     Form of Subscription Agreement, as amended, together with a list of parties thereto. Previously filed.
  5.1     Opinion of Palmer & Dodge LLP. Previously filed.
 10.1*    1999 Equity Incentive Plan. Previously filed.
 10.2*    1999 Employee Stock Purchase Plan. Previously filed.
 10.3     Founding Scientist's Agreement between Antigenics and Pramod
          K. Srivastava dated March 28, 1995. Previously filed.
 10.4     Form of Indemnification Agreement between Antigenics and its directors and executive officers. These agreements are
          materially different only as to the signatories and the
          dates of execution. Previously filed.
 10.5     Lease Agreement between Antigenics and Cummings Property
          Management, Inc. dated May 28, 1998, as amended on December
          10, 1998. Previously filed.
 10.6     License Agreement between GHA Management Corporation and
          Antigenics dated November 12, 1999. Previously filed.
 10.7     Master Loan and Security Agreement between Antigenics and
          Finova Technology Finance, Inc. dated November 19, 1998.
          Previously filed.
 10.8     Patent License Agreement between Antigenics and Mount Sinai
          School of Medicine dated November 1, 1994, as amended on
          June 5, 1995. Filed herewith.(1)
 10.9     Sponsored Research and Technology License Agreement between
          Antigenics and Fordham University dated March 28, 1995, as amended on March 22, 1996. Filed herewith.(1)
 10.10    Research Agreement between Antigenics and The University of
          Connecticut Health Center dated February 18, 1998. Filed
          herewith.(1)
 10.11    License Agreement between Antigenics and Duke University
          dated March 4, 1999. Previously filed.(1)
 10.12    License Agreement between Antigenics and University of Miami dated April 12, 1999. Filed herewith.(1)
 10.13    Letter Agreement between Antigenics and Sigma-Tau Industrie
          Farmaceutiche Riunite SpA dated June 3, 1998. Previously
          filed.(1)
 10.14    Letter Agreement between Antigenics and Medison Pharma Ltd.
          dated November 15, 1999. Filed herewith.
 10.15    Amendment to Letter Agreement between Antigenics and
          Sigma-Tau Industrie Farmaceutiche Riunite SpA dated October
          20, 1999. Previously filed.
 10.16*   Employment Agreement between Antigenics and Elma Hawkins,
          Ph.D. dated June 1, 1998. Previously filed.
 10.17*   Antigenics 401(k) Plan. Previously filed.
 10.18*   Antigenics L.L.C. Incentive Equity Plan. Previously filed.
 23.1     Consent of KPMG LLP. Previously filed.
 23.2     Consent of Palmer & Dodge LLP. Included in the opinion filed as Exhibit 5.1.
 24.1     Power of Attorney. Included on the signature page of the
          initial filing of this Registration Statement.
 27.1     Financial Data Schedule (available in EDGAR format only).
          Previously filed.


---------------------------------------------
 * Indicates a management contract or compensatory plan.

(1)This Exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.